5.1   Opinion of Michael S. Krome, Esq.

MICHAEL S. KROME, ESQ.
8 Teak Court
Lake Grove, New York 11755
(631) 737-8381

October 30, 2009

The Board of Directors
Xiang Nan Road No. 39 Building 6 #302
Pu Dong District, Shanghai, China 200127

Gentlemen:

You have requested my opinion as counsel for China US Events Corp., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the Rules and regulations promulgated thereunder, of 2,000,000 shares of the Company's common stock, par value $0.0001 per share (the “Common Stock”), offered by the Company pursuant to a Registration Statement on Form S-1 (the “Registration Statement”).

For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the “Prospectus”) and the exhibits thereto.  I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements, and other instruments, certificates of officers and representatives of the Company, certificates of public officials, and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatted copies, and the authenticity of the originals of such copies.

I am a member of the bar of the State of New York.  My opinions below are based upon the laws of the State of New York, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws of the United States.

Based on the foregoing, it is my opinion that

1.	The Company is duly organized and validly existing corporation under the laws of the State of Delaware, with corporate power to conduct the business it conducts in the Registration Statement;
2.	The Company has an authorized capitalization as set forth in the Registration Statement;
3.
The securities set forth in the Registration Statement for sale by the Company have been validly issued and are duly authorized by the Company, fully paid and non-assessable shares of common stock of China US Events Corp.

I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption “Legal Matters” in the Prospectus.

Sincerely,

/s/ Michael S. Krome
Michael S. Krome, Esq.